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                                                                    EXHIBIT 10.4


                              MANAGEMENT AGREEMENT


         THIS AGREEMENT (together with all Exhibits attached hereto, this "Agreement") is made as of May __, 1997, between VENTURE LENDING & LEASING II, INC., a Maryland corporation ("Fund"), on the one hand, and WESTECH INVESTMENT ADVISORS, INC., a California corporation ("Westech Advisors"), and SIGULER GUFF ADVISERS, LLC, a Delaware limited liability company ("Siguler Guff Advisers"), on the other hand. Westech Advisors is sometimes referred to herein as the "Manager"; Siguler Guff Advisers is sometimes referred to herein as the "Adviser to the Manager".

         WHEREAS, the Fund is a newly organized, non-diversified closed-end management investment company that has elected status as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act");

         WHEREAS, the Manager and the Adviser to the Manager are each investment advisers registered as such under the Investment Advisers Act of 1940 ("Advisers Act"); and

         WHEREAS, the Fund desires to retain the Manager and the Adviser to the Manager to furnish certain investment advisory, portfolio management and administrative services to the Fund, and the Manager and Siguler Guff Advisers are willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

         1. Appointment. The Fund hereby appoints Westech Advisors as Investment Manager and Siguler Guff Advisers as Adviser to the Manager for the period and on the terms set forth in this Agreement. Westech Advisors and Siguler Guff Advisers each accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Investment Duties. Subject to the supervision of the Fund's Board of Directors ("Board"), the Manager will provide a continuous investment program for the Fund and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. Subject to investment policies and guidelines established by the Board, the Manager will identify, evaluate, structure and close the investments to be made by the Fund, arrange debt financing for the Fund, provide portfolio management and servicing of loans or leases held in the Fund's portfolio, and administer the Fund's day-to-day affairs. The Adviser to the Manager will advise the Manager concerning the organization of the Fund, oversight of Fund administration, and shareholder relations.
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         3. Administrative Duties. The Manager will administer the affairs of the Fund under the supervision of the Board and subject to the following:

                  (a) The Manager will supervise all aspects of the operations of the Fund, including oversight of transfer agency, custodial and accounting services; provided, however, that nothing contained herein shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

                  (b) The Manager will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as required) of the Fund's registration statement under the Securities Exchange Act of 1934, proxy material, tax returns and required reports to the Fund's shareholders and the Securities and Exchange Commission ("SEC") and other appropriate federal or state regulatory authorities.

                  (c) The Manager will oversee the computation of the net asset value and the net income of the Fund in accordance with procedures adopted by the Board.

                  (d) The Manager will maintain or oversee the maintenance of all books and records with respect to the Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records, which it maintains for the Fund, are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records, which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees, upon request by the Fund, to surrender promptly to the Fund any records that it maintains for the Fund.

                  (e) All cash, securities and other assets of the Fund will be maintained in the custody of one or more banks in accordance with the provisions of Section 17(f) of the 1940 Act and the rules thereunder; the authority of the Manager to instruct the Fund's custodian(s) to deliver and receive such cash, securities and other assets on behalf of the Fund will be governed by a custodian agreement between the Fund and each such custodian, and by resolution of the Board.

         4. Further Duties. In all matters relating to the performance of this Agreement, the Manager and Siguler Guff Advisers will act in conformity with the Articles of Incorporation and Bylaws of the Fund and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.


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         5. ERISA Requirements. If any assets of the Fund are ever determined by the Manager to constitute assets of any employee benefit plan investor governed by the Employee Retirement Investment Security Act of 1974, as amended
("ERISA"), then the Manager shall also act in accordance with the requirements of ERISA and hereby acknowledges that in such a situation it would be a fiduciary of any such employee benefit plan investors and will be deemed to have been appointed by such employee benefit plan investors as investment manager with respect to the assets of such employee benefit plan investors invested in the Fund.

         6. Services Not Exclusive.

                  (a) The services furnished by the Manager and the Adviser to the Manager hereunder are not to be deemed exclusive and the Manager and the Adviser to the Manager, except as otherwise expressly provided in this Section 6, shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Except as otherwise expressly provided in this Section 6, nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager or of the Adviser to the Manager, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

                  (b) Until the Fund has called and invested at least 75% of the total amounts subscribed for by investors, except as provided below, neither the Manager nor the Adviser to the Manager nor any "Controlled Person" of either will, without the consent of the Fund, sponsor, distribute or act as investment adviser or manager to any pooled investment vehicle other than the Fund or Venture Lending & Leasing, Inc., a Maryland corporation ("VLLI") or act as investment adviser or manager to any client if the investment program of such pooled investment vehicle or client includes, as a primary or major component, the provision of asset-backed financing to venture capital-backed companies. In the event that the Fund elects irrevocably to release investors from any uncalled portion of their subscription obligations, the "total amount subscribed for by investors" shall be deemed reduced to reflect such release. The foregoing restriction shall not be deemed to prohibit the Manager, the Adviser to the Manager, or any Controlled Person of either from acting as investment adviser or manager with respect to any existing client of such party as of May 19, 1997; provided, however, that, until the 75% investment threshold described above has occurred, such party shall not, without the consent of the Fund, accept from such existing clients any additional investment funds (other than amounts required for follow-on investments to existing investments) beyond the funds invested or committed by such existing clients as of May 19, 1997. A "Controlled Person" of the Manager or the Adviser to the Manager as used in this paragraph means any entity (i) 50% or more of whose

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voting securities are beneficially owned by the Manager or (ii) 50% or more of whose voting securities are controlled by any of the "Key Executives" of the Manager or the Adviser to the Manager. For purposes of this paragraph, the "Key Executives" of the Manager are Ronald W. Swenson and Salvador O. Gutierrez; the "Key Executive" of the Adviser to the Manager is George W. Siguler.

         7. Expenses.

                  (a) The Fund will pay all expenses (including, without limitation, accounting, legal, printing, clerical, filing and other expenses) incurred by the Fund, Robertson, Stephens & Company LLC ("the Placement Agent") or either of the Manager or the Adviser to the Manager, or their affiliates on behalf of the Fund in connection with the organization of the Fund and the initial offering of its shares. Except as otherwise expressly provided for in
Section 7(b), during the term of this Agreement, the Fund will bear all of its expenses incurred in its operations including, but not be limited to, the following: (i) brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments and the creation and perfection of security interests with respect thereto, (ii) federal, state and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Fund, (iii) interest charges and other fees in connection with borrowings, (iv) SEC fees and expenses and any fees and expenses of state securities regulatory authorities, (v) expenses of printing and distributing reports and notices to shareholders, (vi) costs of proxy solicitation, (vii) costs of meetings of shareholders and the Board, (viii) charges and expenses of the Fund's custodian, transfer and dividend disbursing agents, (ix) compensation and expenses of the Fund's directors who are not interested persons of the Fund, the Manager, the Adviser to the Manager or the Placement Agent, and of any of the Fund's officers who are not interested persons of the Manager or the Adviser to the Manager, and expenses of all directors in attending Board or shareholder meetings, (x) legal and auditing expense, including expenses incident to the documentation for, and consummation of, venture lending and leasing transactions and legal actions to enforce the Fund's rights under such loans and leases, (xi) costs of any certificates representing the Shares, (xii) costs of stationery and supplies, (xiii) the costs of membership by the Fund in any trade organizations and (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses.

                  (b) The expenses to be borne by the Manager and the Adviser to the Manager in connection with their duties to the Fund hereunder are limited to the following: (i) all costs and fees incident to the selection and investigation of prospective Fund investments, such as travel expenses and professional fees (but excluding legal and accounting fees and other costs incident to the closing, documentation or consummation of such transactions),
(ii) the cost of adequate office space for the Fund and all necessary office equipment and services, including telephone service, heat,

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utilities and similar items and (iii) the cost of providing the Fund with such corporate, administrative and clerical personnel (including officers and directors of the Fund who are interested persons of the Manager or the Adviser to the Manager and are acting in their respective capacities as officers and directors) as the Board reasonably deems necessary or advisable to perform the services required to be performed by the Manager and the Adviser to the Manager under this Agreement.

                  (c) The Fund may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager or the Adviser to the Manager pursuant to this Agreement, the Fund may reduce the fee payable to the Manager and the Adviser to the Manager pursuant to Section 8 hereof by such amount. To the extent that such deductions exceed the fee payable to the Manager and the Adviser to the Manager on any quarterly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding quarterly payment dates.

                  (d) The payment or assumption by the Manager or the Adviser to the Manager of any expense of the Fund that the Manager or the Adviser to the Manager is not required by this Agreement to pay or assume shall not obligate the Manager or the Adviser to the Manager to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

         8. Compensation.

                  (a) For the services provided and the expenses assumed pursuant to this Agreement, the Fund or its successor trustees will pay, whether before or after dissolution of the Fund, to the Manager and the Adviser to the Manager, together, a management fee ("Management Fee"), computed and paid quarterly for the first two years following the first closing of the initial offering of the Fund's shares, at an annual rate of 2.5% of the amount of the Fund's Committed Equity Capital (as defined below) (regardless of when or if such committed capital is called) as of the last day of each such fiscal quarter; and computed and paid quarterly for each quarter thereafter, at an annual rate of 2.5% of the Fund's total assets (including amounts derived from borrowed funds) as of the last day of each such fiscal quarter. For purposes of calculating the Management Fee, any capital committed to the Fund at a closing subsequent to the first closing (regardless of when or if such committed capital is called) shall be deemed to have been committed as of the first closing. To illustrate, assuming the Fund has a first closing for $75 million on July 15, 1997, and a second closing for $25 million on November 15, 1997, then the $25 million committed on November 15, 1997 will be treated as if it had been committed on July 15, 1997 for purposes of calculating the Management Fee. Therefore, on November 15, 1997, for the $25 million committed at the second closing, the Fund would pay to the Manger $156,250 (i.e., 1/4 of 2.5% of $25 million) for the

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Management Fee attributable to the quarter ending October 15, 1997. On January
15, 1998, the Fund would pay to the Manager $625,000 (i.e., 1/4 of 2.5% of $100 million) for the Management Fee attributable to the quarter ending on such date.

         The Fund's Committed Equity Capital, as of the end of any fiscal quarter, shall be the aggregate amount of subscription obligations for the purchase of the Fund's shares (including any amounts of such obligations that have been satisfied) as of the end of such fiscal quarter.

                  (b) For the services provided and the expenses assumed pursuant to this Agreement, in addition to the Management Fee, the Fund will pay to the Manager and the Adviser to the Manager a monthly incentive fee ("Incentive Fee") after shareholders have received a return of funds ("Payout") equal to the following: (a) cumulative dividends and distributions equal to 100% of all amounts paid, as of the date of calculation, by shareholders to the Fund (but excluding any of the 2% placement fees paid to the Placement Agent by certain of the shareholders) for the purchase of shares plus (b) a preferred return on all amounts paid, as of the date of calculation, equal to an 8% cumulative, non-compounded annual return on such amounts.

         The Incentive Fee shall be calculated as follows: All amounts available to be paid as dividends and distributions to shareholders in accordance with the Fund's distribution policies will be distributed as follows (whether before or after dissolution of the Fund): 80% as dividends to the Fund's shareholders, and 20% to the Manager and the Adviser to the Manager, together, as the Incentive Fee. Notwithstanding the foregoing, the Incentive Fee shall not accrue or be paid until the Fund is no longer permitted to make capital calls under the subscription agreement pursuant to which shareholders purchased their shares or irrevocably waives any right to make capital calls.

         In calculating such 8% preferred return, any capital contributed that is Make-Up Capital (as defined below) shall be treated as if contributed on the date that investors subscribing for shares of the Fund at an earlier closing ("Earlier Investor") were required to contribute capital corresponding to such Make-Up Capital. As used herein, "Make-Up Capital" means the capital that each investor who purchases shares in the Fund for the first time at a closing subsequent to the first closing of the offering are required, pursuant to the terms of such investor's subscription agreement with the Fund, to contribute an amount equal to the product of: (i) such subscriber's capital commitment and
(ii) a fraction, the numerator of which is the aggregate of all Capital Calls that have been made to Earlier Investors and the denominator of which is the aggregate amount of all Capital commitments of Earlier Investors. To illustrate, assume the Fund has (i) a closing for $75 million of committed capital on July 15, 1997, (ii) a first capital call on August 1, 1997, for 10% of all committed

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capital, (iii) a second capital call for an additional 5% of committed capital on October 1, 1997, and (iv) a second closing for $25 million of committed capital on December 30, 1997. If an investor, subscribing for shares for the first time, subscribes for a $1 million capital contribution at the second closing on December 30, 1997, such investor, pursuant to the terms of his Subscription Agreement, will contribute $150,000 as Make-Up Capital at the second closing. For purposes of calculating the 8% preferred return, $100,000 of such Make-Up Capital shall be treated as if the Fund received it on August 1, 1997, and $50,000 of such Make-Up Capital shall be treated as if it had been contributed on October 1, 1997. Therefore, if there is more than one closing such that Make-Up Capital must be contributed to the Fund, the actual return on capital invested in the Fund will need to be higher than 8% to meet the 8% preferred return threshold.

                  (c) If this Agreement is terminated by the Fund for any reason prior to the final distribution in liquidation of all the Fund's assets to shareholders, the Fund will pay, regardless of the dissolution of the Fund, to the Manager and the Adviser to the Manager an annual post-termination fee ("Post-Termination Fee"), in addition to any Management Fee and Incentive Fee previously paid to or earned by the Manager and the Adviser to the Manager, calculated as provided in Annex A hereto; provided, however, that such Post-Termination Fee will be paid only if, prior to the payment of any such Post-Termination Fee, the Fund receives an opinion of its counsel to the effect that payment of the Post-Termination Fee is permissible under the applicable provisions of the 1940 Act and the Advisers Act, and applicable rules, regulations and interpretations of the SEC thereunder. Within a reasonable time after the Fund commences operations, the Fund will consult with its counsel as to the permissibility of payment of the Post-Termination Fee under the 1940 Act and the Advisers Act. If the Fund's counsel concludes that an exemptive order or no-action relief of the SEC is required to permit the Fund to pay the Post-Termination Fee or to provide such counsel with adequate assurances upon which the aforementioned opinion can be based, the Fund agrees to seek, together with the Manager and the Adviser to the Manager, such an exemptive order or no-action relief within a reasonable time after the Fund commences operations. The Post-Termination Fee will be payable as promptly as practicable following the end of any fiscal year for which it is earned.

                  (d) If this Agreement becomes effective or terminates before the end of any fiscal quarter, the Management Fee for the period from the effective day to the end of the fiscal quarter or from the beginning of such fiscal quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full fiscal quarter in which such effectiveness or termination occurs.

                  (e) If (i) the Manager or the Adviser to the Manager, (ii) an officer, director or employee of the Manager or the Adviser

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to the Manager, (iii) a company controlling, controlled by or under common control with the Manager or the Adviser to the Manager, or (iv) an officer, director or employee of any such company receives any compensation from a company whose securities are held in the Fund's portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Manager and the Adviser to the Manager hereunder shall be reduced by the amount of such fee. If such amounts have not been fully offset at the time of termination of this Agreement, the Manager and the Adviser to the Manager shall pay such excess amounts to the Fund upon termination.

         9. Limitation of Liability of Manager and the Adviser to the Manager. Neither the Manager nor the Adviser to the Manager shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Manager or the Adviser to the Manager, who may be or become an officer, director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to, or acting solely on behalf of, the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Manager or the Adviser to the Manager even though paid by it.

         10. Duration and Termination.

                  (a) This Agreement shall become effective upon the date hereabove written provided that this Agreement shall not take effect unless it has first been approved (i) by a vote, of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding voting securities.

                  (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, regardless of the dissolution of the Fund, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually
(i) by a vote, of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

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                  (c) Notwithstanding the foregoing, this Agreement may be
terminated: (i) by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund at any time, without the payment of any penalty, on sixty days' written notice to the Manager and the Adviser to the Manager or (ii) by the Manager and the Adviser to the Manager at any time, without the payment of any penalty, on sixty days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

         11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund's outstanding voting securities.

         12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

         13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities", "affiliated person", "interested person", "assignment", "broker", "investment adviser", "national securities exchange", "net assets", "security" and "significant managerial assistance" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of

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special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                                            VENTURE LENDING & LEASING II, INC.


                                            By:  ______________________________
                                                 Salvador O. Gutierrez,
                                                 Chief Operating Officer


                                            WESTECH INVESTMENT ADVISORS, INC.


                                            By:  ______________________________
                                                 Ronald W. Swenson,
                                                 President


                                            SIGULER GUFF ADVISERS, LLC


                                            By:  ______________________________
                                                 George W. Siguler,
                                                 Managing Director


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
                                     ANNEX A

                                       to

                              Management Agreement

                                       of

                       Venture Lending & Leasing II, Inc.


         Subject to the conditions set forth in the Management Agreement, if the Management Agreement is terminated by the Fund for any reason prior to the final distribution in liquidation of all the Fund's assets to shareholders, the Fund will pay, regardless of the dissolution of the Fund, the Manager and the Adviser to the Manager an annual fee ("Post-Termination Fee"), in addition to any Management Fee and Incentive Fee previously paid to or earned by the Manager and the Adviser to the Manager, payable as promptly as practicable after the end of the Fund's fiscal year and calculated as follows:

         1. The "Attributable Assets" of the Fund will be determined. Attributable Assets shall be all securities or other assets held in the Fund's portfolio, including securities receivable, as of the time of termination of the Management Agreement, and any assets to which the Fund is or may become entitled under the terms of any securities or other assets held in the Fund's portfolio, including, but not limited to, warrants issuable under the terms of venture loans or leases, and securities issuable upon exercise of any warrants, but excluding cash and cash equivalents.

         2. The Post-Termination Fee shall be calculated and paid with respect to the Attributable Assets of the Fund, in the same manner as the Incentive Fee is calculated and paid, as though the entire Fund consisted of the Attributable Assets as of the date of termination.

         3. Any Capital Contributions made by investors subsequent to the date of termination shall be disregarded, and any amounts paid by the Fund to acquire additional Attributable Assets, including, but not limited to, amounts paid to fund venture loans or leases pursuant to commitments existing on the date of termination and amounts paid on exercise of warrants, shall be treated as additional Capital Contributions.

         4. All Total Distributions on or prior to the date of termination shall be taken into account in calculating the Post-Termination Fee, and Total Distributions as of the date of termination shall be deemed to include all cash and cash equivalents held by the Fund on the date of termination.


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         5. After the date of termination, Total Distributions shall be deemed to consist of (i) the proceeds of any sale or other disposition of Attributable Assets during the fiscal year that is recognized by the Fund for federal income tax purposes, plus (ii) all income received or recognized in a fiscal year with respect to Attributable Assets, including, without limitation, interest, dividends, amortization of discount and accrual of residual payments, minus
(iii) an amount of the Fund's Allocable Expenses (as defined below) for the fiscal year determined by multiplying such Allocable Expenses by a fraction, the numerator of which is the average of the beginning and end values of Attributable Assets for that fiscal year and the denominator of which is the average of the beginning and end values of the Fund's total assets for that fiscal year. Allocable Expenses shall consist of all Fund expenses other than accrual of the Post-Termination Fee, accrual of any incentive fee paid to a successor manager or advisor and any management or advisory fee paid to a successor manager or advisor to the extent any such management or advisory fee exceeds 2.5% of the Fund's total assets less Attributable Assets.


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